CONFIDENTIAL EXECUTIVE AGREEMENT This Executive Agreement ("Agreement") is made as of the 3rd day of February 2022 (the "Effective Date"), between Guidewire Software, Inc., a Delaware corporation (the "Company"), and John Mullen (the "Executive"). In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows: 1. Employment. a) Term. The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, pursuant to the terms of this Agreement, until this Agreement is terminated by either party in accordance with the terms hereof. The Executive's employment with the Company will be "at will," meaning that the Executive's employment may be terminated by the Company or the Executive at any time and for any reason. b) Position. The Executive will serve as the President and Chief Revenue Officer and will have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the "CEO") or other authorized executive, provided that such duties are consistent with the Executive's position. While the Executive renders services to the Company, the Executive will not engage in any other employment, consulting or business activity that would create a conflict of interest with the Company. 2. Compensation and Related Matters. (a) Base Salary. The Executive's current annual base salary is $500,000, subject to redetermination by the Board of Directors of the Company (the "Board of Directors") or Compensation Committee. The annual base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary will be payable in a manner that is consistent with the Company's usual payroll practices for senior executives. (b) Incentive Compensation. The Executive will be eligible to be considered for annual cash incentive compensation as determined by the Board of Directors or Compensation Committee from time to time. The Executive's current annual target bonus is 100% of Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid. The Bonus Plan may be revised at the discretion of the Company at any time. (c) Equity Grant. Subject to approval by the Company's Board of Directors, the Executive will be granted an award of Restricted Stock Units (the "RSUs") with a value equivalent to $13,500,000 (the "New Hire Grant") under the Company's 2020 Stock Plan (the "2020 Plan"). The grant of RS Us will be subject to the terms and conditions of the 2020 Plan and the applicable RSU award agreement as executed by the Executive and the Company (the "RSU Award Agreement"), the terms and conditions of which shall be controlling. The precise number of RSUs granted will be outlined in the RSU Award Agreement and will be calculated applying the Company's grant conversion policy in effect on the grant date - currently the 90-day average closing share price of the Exhibit 10.1